[Logo] Sovereign Bancorp                                            NEWS RELEASE

         Corporate Headquarters: 1500 Market Street, Philadelphia, Pa.

FOR IMMEDIATE RELEASE

Date: 5-28-03     Financial Contacts:
                  Jim Hogan          610-320-8496    jhogan@sovereignbank.com
                  Mark McCollom      610-208-6426    mmccollo@soveignbank.com

                  Media Contact:
                  Ed Shultz          610-378-6159    eshultz@sovereignbank.com

          Sovereign Bancorp, Inc. Issues Notice of Remarketing of Trust
                 Preferred Securities and Redemption of Warrants

PHILADELPHIA, PA...Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today issued a notice of remarketing to holders of its Trust Preferred Income Equity Redeemable Securities ("PIERS Units") and any separately held trust preferred securities. Sovereign also issued a notice of redemption of its warrants to holders of PIERS Units and any separately held warrants.

When issued, each PIERS Unit consisted of a preferred security issued by Sovereign Capital Trust II, with an annual distribution rate of 7.5%, and a warrant to purchase at any time prior to November 20, 2029, 5.3355 shares of Sovereign common stock. The remarketing of the preferred securities will occur on Tuesday, June 24, 2003. All holders of a preferred security will receive distributions accrued from May 15, 2003 to June 26, 2003. Any holder of a PIERS Unit or a preferred security who does not wish to participate in the remarketing must give written notice to The Bank of New York prior to 5:00 p.m. (New York City time) on Friday, June 13, 2003. Following the remarketing, the preferred securities will have the annual distribution rate determined in the remarketing and will be redeemed on Monday, August 25, 2003. Sovereign intends to engage Lehman Brothers as its remarketing agent.

In connection with the remarketing of the preferred securities, the warrants will be redeemed at their warrant value of $17.21 per warrant on Friday, June 27, 2003, unless the holder of a warrant gives written notice of exercise of the warrant to The Bank of New York prior to 5:00 p.m. (New York City time) on Thursday, June 26, 2003. If a holder of a PIERS Unit elects not to have its preferred security remarketed and elects to exercise its warrant, it must pay the exercise price in cash.

James D. Hogan, Sovereign's Chief Financial Officer, stated, "We are very pleased the remarketing of the trust preferred securities and redemption of the warrants will be taking place in the second quarter. Common shares outstanding will increase by approximately 30.7 million shares if all of the warrants are exercised; however, during the first quarter of 2003, 16.9 million shares were already included in Sovereign's diluted share count. Due to the elimination of interest costs on the trust preferred security, assuming that all of the warrants are exercised, the net effect of the remarketing is neutral to earnings per share, and approximately 13% accretive to Sovereign's tangible common equity."

Sovereign is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC as exhibits the unit agreement, the amended and restated declaration of trust and the warrant agreement.

Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $41 billion financial institution with 525 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is one of the top 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

                                      END

--------------------------------------------------------------------------------
Note:
This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings in their analysis of the company's performance. These measures typically adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings in 2002 and 2003 represents net income adjusted for the after-tax effects of merger- related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings adjusted to remove the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.
--------------------------------------------------------------------------------